Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED.
INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN
REQUESTED IS OMITTED AND MARKED WITH “****” OR OTHERWISE
CLEARLY INDICATED. AN UNREDACTED VERSION OF THIS DOCUMENT HAS
ALSO BEEN PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

by and between

METASTAT, INC.,

METASTAT BIOMEDICAL, INC.

and

ASET THERAPEUTICS LLC

dated

November 25, 2014

TABLE OF CONTENTS

1	Definitions
1.1	“Act”
1.2	“ADME”
1.3	“Affiliate”
1.4	“Agreement Term”
1.5	“Annual Royalties”
1.6	“ASET”
1.7	“ASET Indemnified Parties”
1.8	“ASET Invention”
1.9	“ASET Securities”
1.10	“Audit Disagreement”
1.11	“Breaching Party”
1.12	“Business Day”
1.13	“Calendar Quarter”
1.14	“Calendar Year”
1.15	“CFR”
1.16	“Claims”
1.17	“Combination Product”
1.18	“Companion Diagnostics”
1.19	“Component Product”
1.20	“Control”
1.21	“Corporate Partner”
1.22	“Corporate Partner Income”
1.23	“Corporate Transaction”
1.24	“Data”
1.25	“Development Committee”
1.26	“Diagnostic License Agreement”
1.27	“Discovery Product”
1.28	“Effective Date”
1.29	“Fair Market Value”
1.30	“FDA”
1.31	“Field”
1.32	“Force Majeure”
1.33	“GAAP”
1.34	“Improvements”
1.35	“IND”
1.36	“Joint Invention”
1.37	“Know-How”
1.38	“Launch”
1.39	“Law(s)”
1.40	“Licensed Product”
1.41	“Licensed Process”
1.42	“Losses”
1.43	“MetaStat”
1.44	“MetaStat Financing”
1.45	“MetaStat Indemnified Parties”
1.46	“MetaStat Intellectual Property”
1.47	“MetaStat Invention”
1.48	“MetaStat Know-How”

1.49	“MetaStat Patent Rights”
1.50	“Milestone Event”
1.51	“Milestone Payment”
1.52	“MIT Patent Rights”
1.53	“Net Sales”
1.54	“Parties’ Patent Rights”
1.55	“Party”
1.56	“Patent Rights”
1.57	“Proprietary Information”
1.58	“Quarterly Royalties”
1.59	“Royalties”
1.60	“Screening Assay”
1.61	“SEC”
1.62	“Sublicensee”
1.63	“Sublicense Income”
1.64	“Territory”
1.65	“Therapeutic License Agreement”
1.66	“Therapeutic Product”
1.67	“Third Party(ies)”
2	Grant of Rights
2.1	Grants by MetaStat
2.2	Sublicense Acknowledgements
2.3	Grant-back by ASET; Exclusive Rights of MetaStat to Companion Diagnostics.
2.4	Retained Rights; No Implied Licenses; Limitations
2.5	Sublicenses by ASET
2.6	Access to Information
3	ASET Diligence and Financing Obligations
3.1	Diligence Requirements; Reports
3.2	Financing Requirements
3.3	Remedy for Failure
3.4	Development Committee
4	Payments and Statements
4.1	License Maintenance Fees
4.2	Royalty Payments
4.3	Milestone Payments
4.4	Combination Products
4.5	Royalty Stacking
4.6	Intentionally Omitted
4.7	Other Income
4.8	Late Payments
4.9	Calculations
4.10	Audits
5	Representations and Warranties
5.1	General Representations
5.2	Additional Representations and Warranties of MetaStat
5.3	Additional Representations and Warranties of ASET
5.4	Disclaimer of Additional Warranties
5.5	Limitation of Liability

6	Patent Matters
6.1	Ownership
6.2	Maintenance and Prosecution
6.3	Third Party Infringement
6.4	Third Party Intellectual Property
6.5	Notice by MetaStat
7	Reports.
7.1	Prior to Launch
7.2	Following Launch
7.3	Records
8	Confidentiality and Publicity
8.1	Non-Disclosure and Non-Use Obligations
8.2	Permitted Disclosure of Proprietary Information
8.3	Disclosure of Agreement to Governmental Authority
8.4	Publications
9	Term and Termination
9.1	Term and Expiration
9.2	Early Termination
9.3	Rights Not Affected
9.4	Effect of Expiration or Termination
10	Indemnification and Insurance
10.1	Indemnity
10.2	ASET Indemnification
10.3	MetaStat Indemnification
10.4	Indemnification Procedure
10.5	Settlement of Indemnified Claims
10.6	Insurance
11	Miscellaneous
11.1	Force Majeure
11.2	Assignment
11.3	Severability
11.4	Notices
11.5	Specific Performance
11.6	Applicable Law and Venue
11.7	Entire Agreement
11.8	Independent Contractors
11.9	Waiver
11.10	Headings; References; Interpretation
11.11	Counterparts

THIS LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the “Agreement”) is made as of November 25, 2014 (the “Effective Date”), by and between MetaStat, Inc., a Nevada corporation having its principal office at 27 DryDock Avenue, Suite 29, Boston, Massachusetts 02210 and MetaStat BioMedical, Inc., a Delaware corporation and a wholly-owned subsidiary of MetaStat, Inc. (collectively, “MetaStat”), on one hand, and ASET Therapeutics LLC, a California limited liability company having its principal office at 1350 Treat Blvd., Suite 400, Walnut Creek, CA 94597 (“ASET”), on the other hand.

RECITALS

WHEREAS, MetaStat owns or Controls the MetaStat Intellectual Property (as defined herein);

WHEREAS, ASET is interested in developing and commercializing products in the field of cancer treatment and prevention, including products based on the MetaStat Intellectual Property for use in the Field (as defined herein) and, in connection therewith, is interested in obtaining from MetaStat an exclusive license under the MetaStat Intellectual Property therefor, and MetaStat is willing to grant such license to ASET, all on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing statements and the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MetaStat and ASET hereby agree as follows:

1.           Definitions

Unless specifically set forth to the contrary herein, the following terms, where used in the singular or plural, shall have the respective meanings set forth below:

1.1           “Act” means the United States Food, Drug, and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

1.2           “ADME” has the meaning set forth in Section 3.1(c).

1.3           “Affiliate” of a Party means (i) any corporation or business entity of which at least fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party; (iii) any corporation or business entity of which, directly or indirectly, an entity described in the immediately preceding subsection (ii) controls or holds at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of such corporation or entity; or (iv) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof.

1.4           “Agreement Term” has the meaning set forth in Section 9.1.

1.5           “Annual Royalties” has the meaning set forth in Section 4.2(b).

1.6           “ASET” has the meaning set forth in the Preamble.

1.7           “ASET Indemnified Parties” has the meaning set forth in Section 10.1.

1.8           “ASET Invention” has the meaning set forth in Section 6.1.

1.9           “ASET Securities” means any debt or equity securities of ASET.

1.10           “Audit Disagreement” has the meaning set forth in Section 4.7(a)(ii).

1.11           “Breaching Party” has the meaning set forth in Section 9.2.

1.12           “Business Day” means any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange is closed.

1.13           “Calendar Quarter” means for each Calendar Year, each of the three (3) month periods ending March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of any particular period shall extend from the commencement of such period to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter shall end upon the expiration or termination of this Agreement.

1.14            “Calendar Year” means for the first Calendar Year, the period beginning on the Effective Date and ending on December 31, 2014, and for each Calendar Year thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.15            “CFR” means the United States Code of Federal Regulations, as the same shall be in effect from time to time.

1.16           “Claims” has the meaning set forth in Section 10.2.

1.17           “Combination Product” has the meaning set forth in Section 4.4.

1.18           “Companion Diagnostics” means any diagnostic product or biomarker arising from work performed by ASET pursuant to the terms of this Agreement or otherwise derived from or based in whole or in part on MetaStat Intellectual Property.

1.19           “Component Product” has the meaning set forth in Section 4.4.

1.20           “Control” means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement with any Third Party.

1.21           “Corporate Partner” means any entity which agrees to compensate ASET or an Affiliate or Sublicensee for ASET’s, an Affiliate’s or Sublicensee’s (i) practice of the MetaStat Patent Rights, Licensed Products, Licensed Processes, Discovery Products and/or Therapeutic Products on behalf of or in collaboration with such entity, including without limitation for discovery and development activities for Licensed Products, Licensed Processes and/or Discovery Products, and/or (ii) provision of services using Licensed Products and/or Licensed Processes and/or Discovery Products or practice of the MetaStat Patent Rights, including without limitation research, discovery, development and/or testing activities in the Field using Licensed Products and/or Licensed Processes and/or Discovery Products.

Any entity which meets the foregoing criteria, that also receives a sublicense of the MetaStat Patent Rights shall be considered a Sublicensee, and not a Corporate Partner, for the purposes of this Agreement.

1.22           “Corporate Partner Income” means any payments that ASET or an Affiliate or Sublicensee receives from a Corporate Partner in consideration of the rights described in Section 2, including without limitation license fees, milestone payments and maintenance fees (only to the extent that such payments or fees exceed the milestone payments and maintenance fees of ASET payable under this Agreement), and other payments for Licensed Products, Licensed Processes, Discovery Products and/or Therapeutic Products; provided, however, Corporate Partner Income shall not include any royalties on Net Sales.

Consideration for any and all corporate partnerships shall be on commercially reasonable terms and conditions.  In the event that non-monetary consideration is received for any sublicense of the MetaStat Patent Rights, Licensed Products, Licensed Processes, Discovery Products and/or Therapeutic Products, Corporate Partner Income shall be calculated based on the fair market value of such non-monetary consideration, including all elements of such consideration.

Corporate Partner Income specifically excludes payments to ASET or an Affiliate from a Corporate Partner for the purposes of funding (or reimbursing for work to be conducted in the future) the costs of bona fide research and development of Licensed Products, Licensed Processes, Discovery Products and/or Therapeutic Products and that are expressly intended only to fund or pay (i) the purchase or use of equipment, supplies, products or services, or (ii) the use of employees and/or consultants to achieve a research or development goal, or (iii) for funding clinical trials, as indicated by their inclusion as specific line items in a written agreement between ASET (or an Affiliate) and the Corporate Partner.  Said payments must be actually used to pay for research and/or development by ASET relating directly to Licensed Products, Licensed Processes, Discovery Products and/or Therapeutic Products, which work is to be performed by or for ASET after the date of the Corporate Partner agreement.  Results of said research and/or development must to be reported to MetaStat and must be performed at a total cost that does not exceed ASET’s direct costs.  Notwithstanding the foregoing, payments for research and/or development received from a Corporate Partner which are in excess of Fifty Percent (50%) of the total consideration received by ASET from that Corporate Partner in any calendar year shall be included in the definition of Corporate Partner Income, unless otherwise approved at the time of execution of the relevant Corporate Partner agreement by MetaStat and MIT, such approval not to be unreasonably withheld.

Corporate Partner Income specifically excludes payments made by a Corporate Partner as consideration for the issuance of ASET Securities at Fair-Market Value; provided that, if a Corporate Partner pays more than Fair-Market Value for ASET Securities, then the portion in excess of Fair-Market Value will be considered Corporate Partner Income..

1.23           “Corporate Transaction” has the meaning set forth in Section 11.2(b).

1.24           “Data” means any and all research data, pharmacology data, preclinical data, clinical data and/or all other documentation submitted, or required to be submitted, to the FDA or another Regulatory Authority in association with an IND, NDA or similar application for a Product (excluding any Drug Master Files (DMFs), Chemistry, Manufacturing and Control (CMC) data, or similar documentation).

1.25           “Development Committee” has the meaning set forth in Section 3.4.

1.26           “Diagnostic License Agreement” means the Exclusive Patent License Agreement by and between MetaStat and the Massachusetts Institute of Technology and its David H. Koch Institute for Integrative Cancer Research at MIT and its Department of Biology, Albert Einstein College of Medicine of Yeshiva University and Montefiore Medical Center dated as of December 7, 2013, a redacted version of which was filed as exhibit 10.16 to MetaStat’s Current Report on Form 8-K/A dated July 23, 2014.

1.27           “Discovery Product” means a pre-clinical Licensed Product identified through a Screening Assay which possesses desirable properties of a therapeutic or prophylactic agent for the treatment of a clinical condition based on in vitro studies.

1.28           “Effective Date” has the meaning set forth in the Preamble.

1.29           “Fair Market Value” means the highest price per share of common stock that ASET could obtain from a willing buyer (not a current employee or director) for shares of common equity sold by ASET, from authorized but unissued shares, as determined in good faith by the Board of Directors of ASET, unless ASET will become subject to a Corporate Transaction pursuant to which ASET is not the surviving party, in which case the Fair Market Value of a share of common equity will be deemed to be the value received by the holders of ASET’s common equity for each share of common equity pursuant to the Corporate Transaction.

1.30           “FDA” means the United States Food and Drug Administration and any successor agency having substantially the same functions.

1.31           “Field” means the use or intended use in treatment and/or prevention of cancer in humans, and shall include the use of any Licensed Product or Licensed Process in connection with the development of Companion Diagnostics.

1.32           “Force Majeure” means, with respect to a Party, any fire, flood, earthquake, explosion, storm, blockage, embargo, war, acts of war (whether war be declared or not), terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, failure of public utilities or common carriers, act of God or act, omission or delay in acting by any governmental authority or the other Party.

1.33           “GAAP” means generally accepted accounting principles in the United States, consistently applied.

1.34           “Improvements” means all inventions and know-how, patentable or otherwise, made, created, developed, conceived or reduced to practice by or on behalf of a Party and/or any of its Affiliates during the Agreement Term, that have application or relate to Licensed Products or Licensed Processes, including developments in the manufacture, formulation, ingredients, preparation, presentation, means of delivery or administration, dosage, disease indication, methods of use or packaging and/or sale of Licensed Products.

1.35           “IND” means an Investigational New Drug application, as described in 21 CFR Section 312.23, obtained for purposes of conducting clinical trials in accordance with the requirements of the Act and the regulations promulgated thereunder, including all supplements and amendments thereto, relating to the use of Technology or a Product.

1.36           “Joint Invention” has the meaning set forth in Section 8.1.

1.37           “Know-How” means any non-public proprietary information, ideas, data, inventions, works of authorship, trade secrets, technology, or materials, including formulations, molecules, assays, reagents, compounds, compositions, human or animal tissue, samples or specimens, and combinations or components thereof, whether or not patentable, and whether stored or transmitted in oral, documentary, electronic or other form.

1.38           “Launch”
 means the first commercial sale of a Licensed Product or the first commercial performance of a Licensed Process in the Territory.

1.39           “Law(s)”
 means all laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any governmental authority, including the Act.

1.40           “Licensed Product” means any product that, in whole or in part: (i) absent the license granted hereunder, would infringe one or more claims of the MetaStat Patent Rights; (ii) is based on, uses or incorporates MetaStat Intellectual Property, or (iii) is manufactured by using a Licensed Process or that, when used, practices a Licensed Process. Licensed Product includes Discovery Products and Therapeutic Products; provided, however, that Licensed Product shall exclude any Companion Diagnostic.

1.41           “Licensed Process” means any process that, (i) absent the license granted hereunder, would infringe one or more claims of the MetaStat Patent Rights (ii) is based on, uses or incorporates MetaStat Intellectual Property or (iii) uses a Licensed Product; provided, however, that Licensed Process shall exclude any Companion Diagnostic or use thereof.

1.42           “Losses” means any and all damages (including all incidental, consequential, statutory and treble damages), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties (including penalties imposed by any governmental authority), costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts) awarded or otherwise paid or payable to Third Parties.

1.43           “MetaStat” has the meaning set forth in the Preamble.

1.44           “MetaStat Financing” means the private placement by MetaStat of shares of its common stock, the initial closing of which occurred on June 30, 2014 or a separate financing on substantially similar terms.

1.45           “MetaStat Indemnified Parties” has the meaning set forth in Section 10.1.

1.46           “MetaStat Intellectual Property” means MetaStat Patent Rights and MetaStat Know-How.

1.47           “MetaStat Invention” has the meaning set forth in Section 8.1.

1.48           “MetaStat Know-How” means all proprietary unpatented information and Data and Know-How that are as of the Effective Date or become during the Agreement Term owned or otherwise Controlled by MetaStat, to the extent necessary or useful for the development, manufacture, and/or commercialization of a Licensed Product or Licensed Process, including, but not limited to, any of the foregoing stemming from the work carried out at MetaStat’s laboratory at SUNY Stony Brook from September 2013 through the Effective Date.  MetaStat Know-How does not include any MetaStat Patent Rights.

1.49           “MetaStat Patent Rights” means (i) the MIT Patent Rights and (ii) the United States and international patent applications and/or provisional applications listed on Schedule 1.50 and the resulting patents; any other Patent Rights in any country in the Territory that are as of the Effective Date or at any time during the Agreement Term become owned or controlled by MetaStat; that are necessary, applicable and/or useful for the development, use or commercialization of Licensed Products or Licensed Processes for the Field in any country in the Territory; and as to which MetaStat has the right to license or sublicense in the Territory.

1.50           “Milestone Event” has the meaning set forth in Section 4.3.

1.51           “Milestone Payment” has the meaning set forth in Section 4.3.

1.52           “MIT Patent Rights” means:

(a)           the United States and international patent applications and/or provisional applications listed on Schedule 1.52 and the resulting patents;

(b)           any patent applications resulting from the provisional applications listed on Schedule 1.52, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Schedule 1.52 and of such patent applications that result from the provisional applications listed on Schedule 1.52, to the extent the claims are directed to subject matter specifically described in the patent applications listed on Schedule 1.52, and the resulting patents;

(c)           any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a) and (b) above; and

(d)           international (non-United States) patent applications and provisional applications filed after the Effective Date and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b) and (c) above, and the resulting patents.

1.53           “Net Sales” means the total gross amount invoiced for Licensed Products, Licensed Processes, Discovery Product or Therapeutic Product to Third Parties in the Territory by ASET and its Affiliates, less the following deductions actually allowed or taken in accordance with GAAP:

(a)           credits or allowances actually granted for returns, recalls or rejections;

(b)           normal and customary trade, cash and quantity discounts, allowances and credits actually allowed for such Licensed Product;

(c)           sales, value added, excise or similar taxes paid or allowed, or other governmental charges imposed upon the importation, use or sale of such Licensed Product in the Territory;

(d)           fees paid to Third Party distributors and legally allowed chargebacks, rebates or similar payments actually granted to customers with respect to such Licensed Product, including managed health care organizations, wholesalers, distributors, buying groups, retailers, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations or to federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers; and

(e)           freight, postage, shipping and insurance charges related to delivery of such Licensed Product;

provided that in any event total deductions shall not exceed [****]% of the gross amount invoiced.

Sales or other transfers between ASET and its Affiliates shall be excluded from the computation of Net Sales and no payments will be payable to MetaStat on such sales or transfers except where such Affiliates are end users, but Net Sales shall include the subsequent sales to Third Parties by such Affiliates.

1.54           “Parties’ Patent Rights” has the meaning set forth in Section 6.3(a).

1.55           “Party” means MetaStat or ASET, as applicable.

1.56           “Patent Rights” means any patents, patent applications, certificates of invention, or applications for certificates of invention and any supplemental protection certificates, together with any extensions, registrations, confirmations, reissues, substitutions, divisions, continuations or continuations-in-part, reexaminations or renewals thereof.

1.57           “Proprietary Information” means any and all scientific, clinical, regulatory, marketing, financial and commercial or other confidential information or data, whether communicated in writing, orally or by any other means, that is owned and under the protection of one Party and is provided by that Party to the other Party in connection with this Agreement, including Know-How.

1.58           “Quarterly Royalties” has the meaning set forth in Section 4.2(a).

1.59            “Royalties” has the meaning set forth in Section 4.2.

1.60           “Screening Assay” means the use of Licensed Product or Licensed Process for drug screening and drug discovery for small molecules (e.g., a small organic molecule, nucleic acid, or peptide).

1.61           “SEC” has the meaning set forth in Section 8.3.

1.62           “Sublicensee” shall mean any non-Affiliate sublicensee of the license rights granted to ASET and its Affiliates under Section 2.1.  For clarity, a sublicense shall mean (i) any right granted, license given or agreement entered into by ASET to or with another person or entity, under or with respect to or permitting any use of the MetaStat Patent Rights, MetaStat Know-How, Licensed Product or Licensed Process, (ii) any option or other right granted by ASET to any other person or entity to negotiate for or receive any of the rights described under clause (i) above, or (iii) any standstill or similar obligation undertaken by ASET toward another person or entity not to grant any of the rights described in clause (i) or (ii) to any Third Party, in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense.

1.63           “Sublicense Income” means any payments that ASET or an Affiliate receives from a Sublicensee in consideration of the sublicense of the rights granted to ASET and Affiliates under Section 2.1, including without limitation license fees, milestone payments and license maintenance fees (only to the extent that such milestone payments and license maintenance fees received exceed milestone payments and license maintenance fees of ASET under this Agreement), and other payments, but specifically excluding royalties on Net Sales and amounts received for achievement of the milestones described below for which ASET has a milestone payment obligation to MetaStat.

Consideration for any and all sublicenses of the MetaStat Patent Rights, Licensed Products and/or, Licensed Processes shall be on commercially reasonable terms and conditions.  In the event that non-monetary consideration is received for any sublicense of the MetaStat Patent Rights, Licensed Products and/or Licensed Processes, Sublicense Income shall be calculated based on the fair market value of such non-monetary consideration, including all elements of such consideration.

Sublicense Income specifically excludes payments to ASET or an Affiliate from a Sublicensee for the purposes of funding (or reimbursing for work to be conducted in the future) the costs of bona fide research and development of Licensed Products and/or Licensed Processes and that are expressly intended only to fund or pay (i) the purchase or use of equipment, supplies, products or services, or (ii) the use of employees and/or consultants to achieve a research or development goal, or (iii) for funding clinical trials, as indicated by their inclusion as specific line items in a written agreement between ASET (or an Affiliate) and the Sublicensee.  Said payments must be actually used to pay for research and/or development by ASET relating directly to Licensed Products and/or Licensed Processes, which work is to be performed by or for ASET after the date of the sublicense agreement.  Results of said research and/or development must to be reported to MetaStat and must be performed at a total cost that does not exceed ASET’s direct costs.  Notwithstanding the foregoing, payments for research and/or development received from a Sublicensee which are in excess of fifty percent (50%) of the total consideration received by ASET from that Sublicensee in any calendar year shall be included in the definition of Sublicense Income, unless otherwise approved at the time of execution of the relevant sublicense agreement by MetaStat and MIT, such approval not to be unreasonably withheld.

Sublicense Income specifically excludes payments made by Sublicensee as consideration for the issuance of ASET Securities at Fair-Market Value; provided that, if a Sublicensee pays more than Fair-Market Value for ASET Securities, then the portion in excess of Fair-Market Value will be considered Sublicense Income.

1.64            “Territory” means worldwide.

1.65           “Therapeutic License Agreement” means the Exclusive Patent License Agreement by and between MetaStat and the Massachusetts Institute of Technology and its David H. Koch Institute for Integrative Cancer Research at MIT and its Department of Biology, Albert Einstein College of Medicine of Yeshiva University and Montefiore Medical Center dated as of December 7, 2013 previously furnished to ASET, a redacted version of which was filed as exhibit 10.17 to MetaStat’s Current Report on Form 8-K/A dated July 23, 2014.

1.66            “Therapeutic Product” means an agent with prophylactic or therapeutic activity for the prevention and/or treatment of cancer, developed, in whole or in part, from a Discovery Product and intended to be used, or is used, to treat cancer in humans.

1.67            “Third Party(ies)” means a person or entity who or which is neither a Party nor an Affiliate of a Party.

2.           Grant of Rights

2.1           Grants by MetaStat.  In consideration of the commitments and undertakings of ASET under this Agreement, and subject to the terms and conditions of this Agreement, MetaStat hereby grants to ASET during the Agreement Term:

(a)           an exclusive right and license in the Field to all of MetaStat’s Intellectual Property, other than the MIT Patent Rights and subject to the retained rights as set forth in Section 2.4 below, solely to develop, manufacture, exploit, import, use, offer for sale and sell Licensed Product and Licensed Process into and throughout the Territory;

(b)           an exclusive right and sublicense to all of MetaStat’s rights to the MIT Patent Rights under the Therapeutic License Agreement, subject to the Retained Rights (as that term is defined in the Therapeutic License Agreement as of the Effective Date), to develop, manufacture, exploit, import, use, offer for sale and sell Licensed Product and Licensed Process in the Field for use in the Territory; and

(c)           a non-exclusive license to all of MetaStat’s Intellectual Property for research and development of Companion Diagnostics, subject to the rights of MetaStat provided in Section 2.3 below.

2.2           Sublicense Acknowledgements. MetaStat represents and warrants that the execution and delivery of this Agreement and the performance of MetaStat’s obligations hereunder do not conflict with or violate the Therapeutic License Agreement. ASET acknowledges that it has received a copy of, and has reviewed and understands, the terms and conditions of the Therapeutic License Agreement.  Concurrent with the execution and delivery of this Agreement, MetaStat shall also deliver to ASET a written consent from the Massachusetts Institute of Technology, Albert Einstein College of Medicine of Yeshiva University and Montefiore Medical Center (collectively, the “Licensors”) under the Therapeutic License Agreement stating that such Licensors consent to the execution and delivery by MetaStat of this Agreement.  ASET further acknowledges that it is a ”Sublicensee” pursuant to and as defined under the Therapeutic License Agreement and agrees not to act inconsistently with the terms of the Therapeutic License Agreement to the extent they are applicable to the sublicense granted to ASET hereunder.  Additionally, ASET acknowledges, and agrees to comply with, the following provisions of the Therapeutic License Agreement as if ASET were a party thereto and the term “COMPANY” referred specifically to ASET: Sections 2.4, 2.5, 2.6, 4.1(g), 5.3, 5.4, 6.1, 7.1, 7.2(a) (it being understood, however, that ASET shall retain the first right to prosecute as set forth below in Section 6.3(b)), 7.3, 7.4 (it being expressly understood, however, that any amounts paid to the “Parties” as defined under and pursuant to the Therapeutic License Agreement shall be payable in full by MetaStat), 8.1, 8.2, 9.2, 11.1, 11.2, 11.3, 11.4 and 12.4(b) of the Therapeutic License Agreement.  ASET will ensure that any Sublicensees agree in writing to be bound by a provision that is identical to this provision, and binding on such Sublicensee. MetaStat shall pay any amounts that MetaStat shall owe to MIT under the Therapeutic License Agreement by virtue of this Agreement.

2.3           Grant-back by ASET; Exclusive Rights of MetaStat to Companion Diagnostics. In consideration of the commitments and undertakings of MetaStat under this Agreement, including the payment by MetaStat to ASET of a running royalty of [****] percent ([****]%) of aggregate Net Sales in the Territory in each Calendar Year for all sales of such Companion Diagnostics, and subject to the other terms and conditions of this Agreement, ASET hereby grants to MetaStat during the Agreement Term, the irrevocable and exclusive license under any ASET Know-How and ASET Patent Rights generated by ASET during the Agreement Term in the course of ASET’s performance of its obligations hereunder and not otherwise owned by MetaStat, solely to develop, manufacture, exploit, import, use, offer for sale and sell Companion Diagnostics.  Provided that MetaStat has exercised its right of exclusivity as provided below, ASET shall not further develop any Companion Diagnostic once MetaStat validly and timely elects to do so, and shall not manufacture, exploit import, use, offer for sale or sell any Companion Diagnostics on its own or with or through any Affiliate or Third Party.  If at any time ASET desires to develop, manufacture, exploit, import, use, offer for sale or sell any Companion Diagnostic on its own or with or through any Affiliate or Third Party, it will send written notice thereof to MetaStat (the “Companion Diagnostic Notice”).  For sixty (60) calendar days from the date of receipt of the Companion Diagnostic Notice, MetaStat shall consider whether it desires to elect to exercise its right of exclusivity to develop, manufacture, exploit, import, use, offer for sale or sell the Companion Diagnostic described in the Companion Diagnostic Notice.  In the event that MetaStat elects to so exercise its right, MetaStat must send written notice thereof (the “Companion Diagnostic Election Notice”) to ASET within such sixty (60) day calendar period and failure by ASET to receive the Companion Diagnostic Election Notice by such sixtieth (60) calendar day will conclusively mean that MetaStat has elected NOT to exercise such right and ASET or its Affiliate or Sublicensee shall be free to exploit such Companion Diagnostic on a non-exclusive basis, subject to the following:  (a)  if any such Companion Diagnostic constitutes a Licensed Product as defined in the Diagnostics License Agreement, then such rights will entail a sublicense under the Diagnostics License Agreement (a “Licensed Diagnostic Product”) and therefore MetaStat and ASET must first obtain the prior written consent of the Licensors and (b) if such Companion Diagnostic does not constitute a Licensed Product as defined in the Diagnostic License Agreement, then MetaStat shall be entitled to a running royalty of [****] percent ([****]%) of aggregate Net Sales in the Territory in each Calendar Year. Such royalty will be included in Annual Royalties subject to the payment and reporting provisions of Sections 4 and 7, respectively, of this Agreement.  In the event that MetaStat elects to exercise its exclusivity rights hereunder and timely delivers to the ASET the Companion Diagnostic Election Notice, ASET shall refrain from developing, manufacturing, exploiting, importing, using, offering for sale or selling the Companion Diagnostic described in the Companion Diagnostic Notice.  Notwithstanding the foregoing to the contrary, in the event MetaStat does not complete the development of any Companion Diagnostic within [****] of MetaStat exercising its rights hereunder, ASET shall be free to exploit such Companion Diagnostic on a non-exclusive basis, subject to obtaining the prior written consent of the Licensors if any such Companion Diagnostic constitutes a Licensed Diagnostic Product.

2.4           Retained Rights; No Implied Licenses; Limitations.  Notwithstanding Section 2.1, MetaStat retains:

(a)           the exclusive right to develop, manufacture, make, have made, use, sell, offer to sell, lease and import in the Territory any product or process covered by the Diagnostic License Agreement;

(b)           the exclusive right to make, have made, sell, offer to sell, lease and import any Companion Diagnostics arising from the work performed by ASET, an Affiliate or Sublicensee pursuant to this Agreement.  If requested by ASET, the Parties shall negotiate in good faith a worldwide sublicense of such right to ASET on commercially reasonable terms in all fields, but subject to the conditions set forth in Section 2.3 above.

All rights not specifically granted to ASET herein are reserved and retained by MetaStat.  Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to either Party, to or in respect of any product, patent, trademark, Proprietary Information, trade secret or other data or any other intellectual property of the other Party, except as expressly set forth herein.  In addition, ASET acknowledges the rights retained by the licensors under Section 2.6 the Therapeutic License Agreement.

2.5           Sublicenses by ASET.  Subject in all respects to Section 2.3 of the Therapeutic License Agreement, which ASET hereby agrees to comply with as though ASET were named as the “Company” thereunder (provided, however, it is expressly understood that no further consent of the Licensors will be required thereunder), ASET shall have the right to grant sublicenses through multiple tiers under any of the rights or licenses granted to it by MetaStat under this Agreement as set forth in this Section 2.5 either to (i) an Affiliate or (ii) with the consent of MetaStat (not to be unreasonably withheld and it being expressly agreed and understood that the scope of such consent shall be limited solely to insuring that the terms and provisions of such sublicense do not conflict with the terms of the Therapeutic License Agreement and no economic terms or provisions shall be addressed or the subject of such consent), to a Sublicensee.  ASET shall advise MetaStat in advance of any proposed sublicense and give due consideration to MetaStat’s comments with respect thereto.  Any sublicense shall be subject to the terms and conditions of this Agreement, including the provisions relating to payments set forth in Section 4, and ASET shall be responsible to MetaStat for any non-performance by any Sublicensee of ASET’s obligations under this Agreement that are assumed by the Sublicensee.  In the event ASET grants a sublicense to an Affiliate, any payment due to MetaStat under this Agreement must be received in its full amount by MetaStat in the United States without any tax withholding or tax deduction therefrom.

2.6           Access to Information.  Subject to the terms and conditions of this Agreement, (i) MetaStat shall provide to ASET all Data obtained by MetaStat related to Licensed Product and Licensed Process and shall cooperate in good faith to provide ASET access to and reasonable assistance with all MetaStat Intellectual Property and other Proprietary Information as may be required for ASET to exercise the rights and licenses granted pursuant to Section 2.1 and to perform its obligations hereunder and (ii) ASET shall provide all Data obtained by ASET related to Companion Diagnostics and shall cooperate in good faith to provide MetaStat access to and reasonable assistance with all ASET Intellectual Property and other Proprietary Information as may be required for MetaStat to exercise the rights and license granted pursuant to Section 2.3.

3.           ASET Diligence and Financing Obligations

3.1           Diligence Requirements; Reports. ASET shall use diligent efforts, or shall cause its Affiliates to use diligent efforts, to develop Licensed Products or Licensed Processes to identify Discovery Products and to introduce Therapeutic Products into the commercial market; thereafter, ASET or its Affiliates shall make Therapeutic Products reasonably available to the public.  Specifically, ASET or its Affiliates shall fulfill the following obligations:

(a)           Within six (6) months after the Effective Date, ASET shall furnish  MetaStat and MIT with a written research and development plan describing the major tasks to be achieved in order to develop a Screening Assay, specifying the number of staff and other resources to be devoted to such commercialization effort.

(b)           Within forty-five (45) days after the end of each Calendar Year, ASET shall furnish MetaStat with a written report on the progress of its efforts during the immediately preceding Calendar Year to develop and commercialize Discovery Products and Therapeutic Products using Licensed Products and/or Licensed Processes in the Screening Assay.  The report shall also contain a discussion of intended efforts and sales projections for Therapeutic Products for the year in which the report is submitted.

(c)           For each year following the Effective Date, ASET or its Affiliates or Sublicensees or their respective research partners shall expend, at least the amounts set forth below on research using Licensed Product and/or Licensed Process in the Screening Assay.

2015	[*************]
2016	[*************]
2017	[*************]
every year thereafter until the initiation of a clinical trial	[*************]

(d)           ASET or an Affiliate or Sublicensee shall achieve the following development milestones within the timeframes set forth below:

(i)           Within [*************] of the Effective Date, establish drug discovery capabilities.

(ii)           Prior to [*************], have a working model of a Screening Assay using Licensed Product and/or Licensed Process.

(iii)           By [*************], identify a Discovery Product.

(iv)           Prior to [*************], advance at least one (1) new Discovery Product to Absorption, Distribution, Metabolism and Excretion (“ADME”) and toxicology studies in support of an IND (or equivalent) for human studies.

(v)           Prior to [*************], advance at least two (2) additional new Discovery Products to ADME and toxicology studies in support of an IND (or equivalent) for human studies.

(vi)           By [************], file an IND for a Therapeutic Product.

(vii)           By [*************], enroll the first subject in a Phase I (or equivalent) trial for a Therapeutic Product.

(viii)           By [*************], commence a Phase II trial for a Therapeutic Product.

(ix)           By [*************], commence a Phase III trial for a Therapeutic Product.

(x)           By [*************], Launch a Therapeutic Product.

(e)           ASET shall use its best efforts to conduct basic research to develop Companion Diagnostics for use in the Field.

3.2           Financing Requirements.

(a)           On or prior to December 31, 2015, ASET shall invest $1,000,000 in the MetaStat Financing.

(b)           Within two (2) years of the Effective Date, ASET shall raise at least $2,750,000 of gross proceeds from one or more equity financings, exclusive of (i) the $1,000,000 received from MetaStat for the purchase of ASET preferred stock and (ii) any proceeds received by ASET from the sale of MetaStat securities.

3.3           Remedy for Failure.

(a)           In the event that MetaStat determines that ASET or an Affiliate or Sublicensee has failed to fulfill any of its obligations under Section 3.1 or 3.2(b), then MetaStat may treat such failure as a breach in accordance with Section 9.2(a). Notwithstanding the foregoing, in the event that ASET anticipates a failure to meet an obligation set forth in Section 3.1, ASET will promptly advise MetaStat in writing, and representatives of each Party, together with representatives of MIT, will meet to review the reasons for anticipated failure (taking into account delays beyond the reasonable control of ASET, including action, inaction or delay by the FDA or any comparable regulatory agency and adverse developments with respect to the safety or efficacy of product candidates) and discuss in good faith a potential revision to the diligence schedule.  ASET and MetaStat will enter into a written amendment to this Agreement with respect to any mutually agreed upon change(s) to the relevant obligation(s), which ASET acknowledges will require the prior written approval of MIT, which approval MetaStat will endeavor to obtain as soon as reasonably practicable.

(b)           In the event that ASET fails to fulfill its obligation under Section 3.2(a), this Agreement and the licenses granted to ASET under Section 2.1 shall immediately terminate.

3.4           Development Committee. Within thirty (30) days following the Effective Date, the Parties shall establish a joint development committee comprised of at least one member designated by each of ASET and MetaStat (the “Development Committee”) for the purpose of reviewing overall strategic objectives and plans and monitoring the development of Companion Diagnostics and to provide the Parties a formal setting within which to periodically report to each other, exchange information, and confer, in each case, with respect to development activities relating thereto and matters pertaining to the regulatory approval process. The Parties shall have the right to disband the Development Committee upon mutual agreement. Additionally, to the extent not disbanded pursuant to the preceding sentence, the Development Committee shall be automatically disbanded effective December 31, 2016.

4.           Payments and Statements

4.1           License Maintenance Fees.  In consideration of the rights granted by MetaStat hereunder, ASET shall pay MetaStat the following non-refundable license maintenance fees on the dates set forth below:

December 15, 2014	$5,000
December 15, 2015	$7,500
December 15, 2016	$12,500
December 15, 2017	$18,750
December 15, 2018	$25,000
and each December 15th of every year thereafter	$25,000

4.2           Royalty Payments. In consideration of the rights granted by MetaStat hereunder, during the Agreement Term, ASET shall pay MetaStat running royalties (“Royalties”) on Net Sales as follows:

(a)           [****] percent ([****]%) of aggregate Net Sales of all Licensed Products or Licensed Processes by ASET, its Affiliates or Sublicensees for which royalties are payable under the Therapeutic License Agreement (the “Quarterly Royalties”), which shall be due and payable within thirty (30) days after the end of every Calendar Quarter;

(b)            [****] percent ([****]%) of aggregate Net Sales (the “Annual Royalties”) of all Licensed Products or Licensed Processes not covered by the Therapeutic License Agreement, which shall be due and payable within ninety (90) days after the end of every Calendar Year.

4.3           Milestone Payments.

(a)           ASET shall pay MetaStat the amounts set forth below (each, a “Milestone Payment”) upon the achievement of the applicable milestone event (each, a “Milestone Event”) with respect to any Licensed Product or Licensed Process covered by the Therapeutic License Agreement:
Milestone Event	Milestone Payment for First Indication	Milestone Payment for each Additional Indication
Filing of an IND (or equivalent) with the FDA or comparable regulatory agency	$100,000 (1)	$0
Phase II (or equivalent) with the FDA or comparable regulatory agency (enrollment of first subject)	$200,000	$100,000 (1)
Phase III (or equivalent) with the FDA or comparable regulatory agency (enrollment of first subject)	$450,000	$225,000
Receipt of regulatory approval	$600,000	$300,000
Achievement of annual Net Sales of $100,000,000	$500,000 (2)(3)	$500,000 (2)(3)
Achievement of cumulative worldwide Net Sales of $500,000,000_________________________________	$750,000 (3)	$375,000 (3)
(1) Such payment obligation shall survive expiration or abandonment of all issued patents and filed patent applications within the MIT Patent Rights.
(2) Such payment shall be made for each Calendar Year that the Milestone Event is achieved during the seven (7) Calendar Years following Launch.
(3) Such payments shall be credited against Quarterly Royalties payable pursuant to Section 4.2(a).

(b)           The Milestone Events set forth above are intended to be successive.  In the event that any Phase I clinical trial is combined with a Phase II clinical trial (i.e., a Phase I/II clinical trial), the Milestone Payment for the enrollment of the first subject in a Phase I clinical trial shall be due upon the enrollment of the first subject in the Phase I/II clinical trial; and in the event that any Phase II clinical trial is combined with a Phase III clinical trial (i.e., a Phase II/III clinical trial), the Milestone Payment for the enrollment of the first subject in a Phase III clinical trial both shall be due upon the enrollment of the first subject in the Phase II/III clinical trial.  In addition and notwithstanding the foregoing, if any Milestone Event is reached without achieving a preceding Milestone Event, then the Milestone Payment which would have been payable on achievement of the preceding Milestone Event shall be payable upon achievement of the subsequent Milestone Event.

(c)           ASET shall notify MetaStat of the achievement of each Milestone Event promptly, but in no event more than fifteen (15) days, thereafter.

(d)           Milestone Payments shall be due and payable within thirty (30) days after achievement of the applicable Milestone Event.

4.4           Combination Products. If a Licensed Product is sold to any Third Party in combination with one or more other products, devices, components or materials that are capable of being sold separately and are not subject to royalties hereunder (collectively, “Component Products” and together with the Licensed Product, “Combination Products”), Net Sales of such Licensed Product included in such Component Product(s) shall be calculated by multiplying Net Sales of the Combination Product by the fraction A/(A+B), where A is the average Net Sales price of such Licensed Product in the relevant country, as sold separately, and B is the total average Net Sales price of all Component Products in the Combination Product in the relevant country, as sold separately.  If, in any country, either the Component Product or Licensed Product is not sold separately, Net Sales shall be determined by the formula [C / (C+D)], where C is the aggregate average fully absorbed cost of the Licensed Product during the prior Calendar Quarter and D is the aggregate average fully absorbed cost of the other essential functional components during the prior Calendar Quarter, with such costs being determined in accordance with GAAP.

4.5           Royalty Stacking. If ASET or an Affiliate or Sublicensee is legally required to pay royalties to one or more Third Parties in order to obtain a license or similar right necessary to practice the MetaStat Patent Rights, and ASET, an Affiliate or Sublicensee actually pays said Third Party royalties, ASET may offset a total of fifty percent (50%) of such Third Party payments against Royalties due to MetaStat in the same Calendar Quarter; provided, however, that in no event shall the royalty payments under this section, when aggregated with any other offsets and credits allowed under the Agreement, be reduced below fifty percent (50%) of the Royalties for such Licensed Product in any Calendar Quarter; provided, further, that ASET also make best efforts to require such Third Parties to offset its royalties as a result of royalties payable to MetaStat for the MetaStat Patent Rights by at least the same amount as MetaStat has offset its royalties under this Section.

4.6           Intentionally Omitted.

4.7           Other Income. MetaStat shall be entitled to the following additional payments:

(a)           [****] percent ([****]%) of any Corporate Partner Income or Sublicensee Income if a portion thereof is payable by MetaStat pursuant to the Therapeutic License Agreement;

(b)           [****] percent ([****]%) of any Corporate Partner Income or Sublicensee Income if no payment is required pursuant to the Therapeutic License Agreement;

(c)           [****] percent ([****]%) of the proceeds received by ASET or an Affiliate from the sale of all or a portion of its drug discovery assets or business (provided that such sales relates to Licensed Product or Licensed Processes).

4.8           Late Payments.

(a)           Without limiting any Party’s remedies hereunder, in the event payments required to be made under this Section 4 are not made on or prior to the required payment date, the amount of the late payment shall bear interest as follows:

(i)           With respect to Quarterly Royalties and any other amounts payable by MetaStat under the Therapeutic License Agreement, at [****] percent ([****]%) above the Prime Rate as reported by the Federal Reserve Bank of St. Louis on the last business day of the Calendar Quarter for which such payment was due; and

(ii)           With respect to Annual Royalties and all other amounts payable to MetaStat pursuant to this Agreement, at the rate of [****] percent ([****]%) per month from the date such payment is due until such date as the payment is made.

4.9           Calculations. Except as otherwise defined herein, all financial calculations by either Party under this Agreement shall be calculated in accordance with GAAP.  All payments due by one Party to the other Party under this Agreement shall be payable in United States dollars.  In addition, all calculations herein shall give pro-rata effect to and shall proportionally adjust (by giving effect to the number of applicable days in such Calendar Quarter) for any Calendar Quarter that is shorter than a standard Calendar Quarter or any Calendar Year (or twelve month period) that is shorter than four consecutive full Calendar Quarters or twelve consecutive months, as applicable.

4.10           Audits.

(a)           Independent Audit.

(i)           Upon the written request of MetaStat, but in no event more than once in any twelve (12) month period, ASET shall permit an independent certified public accounting firm of recognized standing, selected by MetaStat and reasonably acceptable to ASET, to have access during normal business hours to such of the records of ASET as may be reasonably necessary to verify the accuracy of the reports under Section 7.  The accounting firm shall disclose to MetaStat whether the reports are correct or incorrect, the specific details concerning any discrepancies (including the accuracy of the calculation of Net Sales, and the resulting effect of such calculations on the amounts payable by ASET under this Agreement) and such other information that should properly be contained in a report required under this Agreement.

(ii)           Dispute.  If there is a dispute between the Parties following any audit performed pursuant to Section 4.10(a)(i), either Party may refer the issue (an “Audit Disagreement”) to a second independent certified public accounting firm of recognized standing for resolution.  In the event an Audit Disagreement is submitted for resolution by either Party, the Parties shall comply with the following procedures:

(A)           The Party submitting the Audit Disagreement for resolution shall provide written notice to the other Party that it is invoking the procedures of this Section 4.10(a)(ii).

(B)           Within five (5) Business Days of the giving of such notice, the Parties shall jointly select a recognized national accounting firm to act as an independent expert to resolve such Audit Disagreement.

(C)           The Audit Disagreement submitted for resolution shall be described by the Parties to such independent expert, which description may be in written form, within ten (10) Business Days of the selection of such independent expert.

(D)           Such independent expert shall render a decision on the matter as soon as practicable.

(E)           The decision of such independent expert shall be final and binding and shall not be subject to Section 11.6 unless such Audit Disagreement involves alleged fraud, breach of this Agreement, or construction or interpretation of any of the terms and conditions hereof.

(b)           If, pursuant to Section 4.10(a)(i) or 4.10(a)(ii), as applicable, an accounting firm concludes that additional amounts were owed during a year, the audited Party shall pay the additional payments, together with interest at the rate of [****] percent ([****]%) per month on the amount of such additional payments, within ten (10) days of the date the auditing Party delivers to the audited Party such accounting firm’s written report so concluding.  In the event such accounting firm concludes that amounts were overpaid by the audited Party during such period, the auditing Party shall repay the audited Party the amount of such overpayment, together with interest at the at the rate of [****] percent ([****]%) per month on the amount of such overpayment, within ten (10) days after the date the auditing Party delivers to the audited Party such accounting firm’s written report so concluding.  The fees charged by such accounting firm shall be paid by the auditing Party; provided, however, that, if an error in favor of the auditing Party of more than [****] percent ([****]%) of the payments due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by the audited Party.

(c)           Each Party shall treat all financial information subject to review under this Section 4.10 in accordance with the confidentiality provisions of Section 8.

5.           Representations and Warranties

5.1           General Representations.  Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:

(a)           Such Party is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement;

(b)           The execution, delivery and performance by such Party of this Agreement have been duly authorized by all necessary corporate action and does not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or bylaws or other organizational or governing documents; or (ii) conflict with or constitute a default under any other agreement to which such Party is a party;

(c)           This Agreement has been duly executed and is a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms and conditions hereof, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at law;

(d)           Such Party is not under any obligation to any person or entity, contractual or otherwise, that is in conflict with the terms of this Agreement, nor will such Party undertake any such obligation during the Agreement Term;

(e)           Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for the execution and delivery of this Agreement, and to otherwise perform such Party’s obligations under this Agreement;

(f)           Neither Party, nor any of its Affiliates, are a party to, or are otherwise bound by, any oral or written contract that will result in any Third Party obtaining any interest in, or that would give to any Third Party any right to assert any claim in or with respect to, any of such Party’s or the other Party’s rights under this Agreement; and

(g)           Such Party shall perform its obligations hereunder in accordance with all Laws.

5.2           Additional Representations and Warranties of MetaStat.  MetaStat represents and warrants to ASET that as of the Effective Date:

(a)           MetaStat is the sole and exclusive owner of or exclusively Controls the MetaStat Intellectual Property in the Territory; and the MetaStat Intellectual Property is not subject to any encumbrance, lien or claim of ownership by any Third Party in the Territory; and

(b)           No claim or demand has been asserted in writing against MetaStat alleging that the MetaStat Intellectual Property is infringing the rights of a Third Party.

5.3           Additional Representations and Warranties of ASET.  ASET represents and warrants to MetaStat that as of the Effective Date:

(a)           ASET has previously delivered to MetaStat evidence satisfactory to MetaStat of an aggregate of $500,000 in funding commitments in support of ASET’s obligations under this Agreement.

5.4           Disclaimer of Additional Warranties.  EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY OTHER WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, EVEN IF EITHER PARTY HAS BEEN ADVISED OF SUCH PURPOSE.

5.5           Limitation of Liability.  EXCEPT FOR A BREACH OF SECTION 8 OR FOR CLAIMS OF A THIRD PARTY WHICH ARE SUBJECT TO INDEMNIFICATION UNDER SECTION 10, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS).

6.           Patent Matters

6.1           Ownership. As between the Parties, MetaStat shall have and retain all right, title and interest in or Control over, as applicable, all MetaStat Patent Rights, inventions, discoveries, and MetaStat Know-How concerning Licensed Products and Licensed Processes, including formulations thereof, or methods of making or using same which have been made, conceived, reduced to practice or generated by its employees, agents, or other persons acting under its authority prior to the Effective Date.  As between the Parties, during the Agreement Term, except as otherwise provided in and subject to the terms of this Agreement, (a) MetaStat shall have and retain all rights, title and interest in all inventions, discoveries and Know-How relating to Licensed Products and Licensed Processes, including formulations thereof, or methods of making or using same, or Improvements thereof, that are made, conceived, reduced to practice or generated, solely by MetaStat’s employees, agents, or other persons acting under its authority (“MetaStat Inventions”); (b) ASET shall have and retain all rights, title and interest in all inventions, discoveries and Know-How relating to Licensed Products and Licensed Processes, including formulations thereof, or methods of making or using same, or Improvements thereof, that are made, conceived, reduced to practice or generated, singly by ASET’s employees, agents, or other persons acting under its authority (“ASET Inventions”); and (c) the Parties shall jointly own all right, title and interest in its interest in all inventions, discoveries and Know-How relating to Licensed Products and Licensed Processes, including formulations thereof, or methods of making or using same, or Improvements thereof, that are made, conceived, reduced to practice or generated jointly by MetaStat’s employees, agents, or other persons acting under MetaStat’s authority and ASET’s employees, agents, or other persons acting under ASET’s authority (“Joint Inventions”), subject to the license granted to ASET under Section 2.1 of this Agreement and the license granted to MetaStat under Section 2.3 of this Agreement.  MetaStat shall notify ASET promptly of any MetaStat Inventions, and ASET shall notify MetaStat promptly of any ASET Inventions.

6.2           Maintenance and Prosecution.

(a)           MetaStat and ASET each acknowledges that MIT has the sole and exclusive right to file, prosecute and maintain the MIT Patent Rights in accordance with Section 6 of the Therapeutic License Agreement.  Upon MetaStat’s request, ASET shall reasonably cooperate in the filing, prosecution or maintenance of any such patent application or patent.

(b)           ASET shall also have the first right to file, prosecute and maintain the MetaStat Patent Rights not covered by Section 6.2(a) and any patent application(s) or patent(s) arising from Joint Inventions, using patent counsel selected by ASET and shall be responsible for the payment of all patent prosecution and maintenance costs.  ASET agrees to keep MetaStat informed of the course of patent prosecution or other proceedings, including by providing MetaStat with copies of office actions and communications received by ASET from, and communications sent by ASET to, the United States Patent and Trademark Office and foreign patent offices concerning such MetaStat Patent Rights.  ASET shall solicit MetaStat’s review of the nature and text of such patent applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and ASET shall take into account MetaStat’s reasonable comments related thereto.  Upon ASET’s request, MetaStat shall reasonably cooperate in the filing, prosecution or maintenance of any such patent application or patent.  If ASET elects not to file, prosecute or maintain a patent application or patent included in such MetaStat Patent Rights in the Territory, it shall provide MetaStat with no less than forty-five (45) days’ written advance notice sufficient to avoid any loss or forfeiture, and MetaStat shall have the right, but not the obligation, at its sole expense, to file, prosecute or maintain such patent application or patent as owner thereof.  ASET shall have the sole right to file, prosecute and maintain any patent application(s) or patent(s) arising from the ASET Inventions, at its sole expense.

6.3           Third Party Infringement.

(a)           Each Party shall promptly give the other Party notice of any actual or suspected infringement in the Territory of any patent included in the MetaStat Patent Rights and the Parties’ interests in Joint Inventions (collectively, the “Parties’ Patent Rights”), which comes to such Party’s attention.  The Parties will thereafter consult and cooperate to determine a course of action, including the commencement of legal action by any Party. The Parties acknowledge and agree that the remainder of this Section 6.3 is subject to Section 7.3 of the Therapeutic License Agreement (Declaratory Judgment Actions).

(b)           ASET shall have the first right to initiate and prosecute such legal action or to control the defense of any declaratory judgment action relating to the Parties’ Patent Rights in the Territory in the Field.  ASET and MetaStat shall jointly bear the expense of such legal action. Prior to commencing any such action, ASET shall consult with MetaStat and consider the views of MetaStat regarding the advisability of the proposed action. ASET shall not settle any such claim or proceeding in a manner that adversely affects MetaStat’s rights under this Agreement or which results in any monetary payment by or financial loss to MetaStat, without MetaStat’s written consent, which consent shall not be unreasonably withheld.

(c)           If ASET elects not to initiate and prosecute an infringement or defend a declaratory judgment action in any country in the Territory as provided in Section 8.3(b) and MetaStat elects to do so, the cost of any agreed-upon course of action, including the costs of any legal action commenced or any declaratory judgment action defended, shall be borne solely by MetaStat and any award of any damages shall be solely retained by MetaStat, provided, however, that MetaStat shall not enter into any settlement or compromise of any claim relating to the Parties’ Patent Rights licensed hereunder that adversely affects ASET’s rights under this Agreement or which results in any monetary payment by or financial loss to ASET, without the prior written consent of ASET, which consent shall not be unreasonably withheld.

(d)           For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action.  In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request.  Any recovery or award obtained by either Party as a result of any such action or settlement shall be shared as follows, subject to the provisions of Section 6.3(e):

(i)           Each Party shall recoup all of its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action, whether the recovery is by settlement or otherwise;

(ii)           if MetaStat initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining then shall be retained by MetaStat; and

(iii)           if ASET initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by ASET, except that MetaStat shall receive a portion equivalent to the amount it would have received in accordance with the terms of this Agreement if such amount were deemed Net Sales of ASET.

(e)           Notwithstanding the foregoing, with respect to infringement of the MIT Patent Rights, any recovery obtained in an action brought by ASET shall, after deduction from any recovery of each Parties’ reasonably documented costs and expenses (including reasonable outside attorneys’ fees) incurred in connection with such action, shall be shared as follows:

(i)           if brought by ASET, [****] percent ([****]%) to ASET and [****] percent ([****]%) to MetaStat; and

(ii)           if brought by MetaStat, eighty percent (80%) to MetaStat and [****] percent ([****]%) to ASET.

6.4           Third Party Intellectual Property.

(a)           In the event that a Party becomes aware of any claim that the manufacture, import, use, offer for sale, or sale of a Licensed Product or a Licensed Process infringes the intellectual property rights of any Third Party in the Territory, such Party shall promptly notify the other Party.

(b)           Subject to the provisions of Sections 7.3 and 7.4 of the Therapeutic  License Agreement with respect to the MIT Patent Rights, ASET shall have the first right, but not the obligation, to defend any action in the Territory related to the intellectual property rights of any Third Party or to initiate and prosecute legal action related to the intellectual property rights of any Third Party at its own expense and in the name of MetaStat and/or ASET.  MetaStat shall render, at its expense, all assistance reasonably requested in connection with any action taken by ASET.  However, the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of ASET; provided that ASET shall not settle any such claim or proceeding in a manner that materially adversely affects MetaStat’s rights under this Agreement or that results in any material monetary payment by or financial loss to MetaStat, without MetaStat’s written consent, which consent shall not be unreasonably withheld.

(c)           If ASET elects not to defend an infringement action in any country in the Territory as provided in Section 8.4(b), and MetaStat elects to do so, the cost of any agreed-upon course of action, including the costs of any legal action commenced or any infringement action defended, shall be borne solely by MetaStat; provided that MetaStat shall not enter into any settlement or compromise of any claim without the prior written consent of ASET, which consent shall not be unreasonably withheld.

(d)           For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action.  In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request.

6.5           Notice by MetaStat. MetaStat shall provide notice to ASET prior to seeking patent protection for any improvements to any Companion Diagnostic technology that is the subject of the Diagnostic License Agreement.

7.           Reports.

7.1           Prior to Launch.  Within forty-five (45) days after each Calendar Year prior to Launch, ASET shall deliver to MetaStat a report setting forth in reasonable detail the development activities conducted by ASET, its Affiliates and Sublicensees during such Calendar Year and the results thereof.

7.2           Following Launch.

(a)           ASET shall advise MetaStat in writing of each Launch in a country within the Territory within thirty (30) days of occurrence.

(b)           Within thirty (30) days after each Calendar Quarter following Launch that begins or ends during the Agreement Term, ASET shall furnish to MetaStat a written report showing:

(i)           the number of Licensed Products sold, leased or distributed by ASET, its Affiliates and Sublicensees to Third Parties in each country, and, if applicable, the number of Licensed Products used by ASET, its Affiliates and Sublicensees in the provision of services in each country;

(ii)           a description of Licensed Processes performed by ASET, its Affiliates and Sublicensees in each country as may be pertinent to a royalty accounting hereunder;

(iii)           the gross price charged by ASET, its Affiliates and Sublicensees for each Licensed Product and the gross price charged for each Licensed Process performed by ASET, its Affiliates and Sublicensees in each country;

(iv)           the amount of Net Sales during such Calendar Quarter, including a reconciliation to Net Sales and a breakdown of all deductions from the gross amount invoiced to arrive at Net Sales;

(v)           a calculation of Quarterly Royalties for such Calendar Quarter, together with any exchange rates used in such calculation;

(vi)           a calculation of cumulative Annual Royalties through the last day of such Calendar Quarter;

(vii)           the amount of Sublicense Income and/or Corporate Partner Income receive by ASET, its Affiliates and Sublicensees, including an itemized breakdown of the sources of such income, and the amount payable to MetaStat; and

(viii)           the number of sublicenses entered into for the MetaStat Patent Rights, Licensed Products and/or Licensed Processes.

7.3           Records.  ASET shall maintain and shall require its Affiliates and Sublicensees to maintain, for a period of five (5) years following the Calendar Year to which they pertain, complete and accurate records relating to:

(a)           the purchase, use and/or sale by or for it of Licensed Products and Licensed Processes hereunder in sufficient detail to permit accurate determination of all amounts necessary for calculation and verification of all payment obligations set forth in Section 4; and

(b)           all other rights and obligations under this Agreement, including but not limited to the obligations set forth in Section 3, in sufficient detail to permit MetaStat to confirm compliance therewith.

8.           Confidentiality and Publicity

8.1           Non-Disclosure and Non-Use Obligations.  All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party.  The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

(a)           is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

(b)           is or becomes properly in the public domain or knowledge without breach by either Party;

(c)           is subsequently disclosed to a receiving Party by a Third Party who, to the knowledge of the receiving Party, is lawfully able do so and, to the knowledge of the receiving Party, is not under an obligation of confidentiality to the disclosing Party; or

(d)           is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by research and development records.

8.2           Permitted Disclosure of Proprietary Information.  Notwithstanding Section 8.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

(a)           to governmental or other regulatory agencies in order to obtain Patent Rights pursuant to this Agreement, or to gain approval to conduct clinical trials or to market Products, but such disclosure may be made only to the extent reasonably necessary to obtain such Patent Rights or authorizations and in accordance with the terms of this Agreement or as otherwise requested by the FDA or another regulatory authority;

(b)           in connection with the performance of this Agreement and solely on a need-to-know basis, to Affiliates; potential or actual collaborators (including potential sublicensees); potential or actual investment bankers, accountants, investors, lenders, or acquirers; or employees, independent contractors (including consultants and clinical investigators) or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Section 8 or to counsel for such Party; provided, however, that the receiving Party shall (i) undertake reasonable precautions to safeguard and protect the confidentiality of the Proprietary Information; (ii) remain responsible for any failure by any Person who receives Proprietary Information pursuant to this Section 8 to treat such Proprietary Information as required under this Section 8; and (iii) take all reasonable measures to restrain the receiving Party and any such Persons from prohibited or unauthorized disclosure or use in violation of this Section 8;

(c)           if required to be disclosed by Law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations; or

(d)           to MIT, Einstein and Montefiore, as required by MetaStat to establish MetaStat’s compliance with the Therapeutic License Agreement and the Diagnostic License Agreement.

If and whenever any Proprietary Information is disclosed in accordance with this Section 8.2, such disclosure shall not cause any such information to cease to be Proprietary Information except to the extent that such disclosure results in a public disclosure of such information (other than in breach of this Agreement).  Where reasonably possible and subject to Section 8.3, the receiving Party shall notify the disclosing Party of the receiving Party’s intent to make such disclosure pursuant to Sections 8.2(a)–(c) sufficiently prior to making such disclosure so as to allow the disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information, and the receiving Party shall cooperate with the disclosing Party in such efforts.

8.3           Disclosure of Agreement to Governmental Authority.  Without limiting any of the foregoing, it is understood that the Parties or their Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by the United States Securities and Exchange Commission and any successor agency having substantially the same functions (the “SEC”), other governmental authority or securities exchange, may file this Agreement as an exhibit to any filing with the SEC, other governmental authority or securities exchange, and may distribute any such filing in the ordinary course of its business.

8.4           Publications.  MetaStat and ASET each acknowledge the other Party’s interest in publishing its results related to Products to obtain recognition within the scientific community and to advance the state of scientific knowledge.  Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information.  Accordingly, neither Party shall submit for written or oral publication any manuscript, abstract or the like relating to Products without the prior review by the other Party.  Any Party proposing to submit such publication shall deliver the proposed publication or an outline of the oral disclosure at least ten (10) Business Days prior to planned submission or presentation (twenty-four (24) hours for a meeting abstract).  At the reasonable request of the other Party, the submission of such publication may be delayed such that any issues of patent protection may be addressed.  In the absence of any such request, upon expiration of the applicable period referred to in this Section 8.4 the publishing Party shall be free to proceed with the publication or presentation.  If the other Party requests modifications to the publication to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation, the publishing Party shall so edit such publication.  The contribution of each Party, if any, shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

9.           Term and Termination

9.1           Term and Expiration.  This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Section 9.2, shall extend for a period that shall expire on the later of (a) the fifteenth (15th) anniversary of the date of Launch of the last Product in the Territory or (b) the expiration of the last to expire patent included in the MetaStat Patent Rights in the Territory (the “Agreement Term”).

9.2           Early Termination.

(a)           Either Party may, without prejudice to any other remedies available to it under this Agreement or at law or in equity, terminate this Agreement prior to expiration of the Agreement Term in the event that the other Party (as used in this Section 9.2(a), the “Breaching Party”) has materially breached or defaulted in the performance of any of its material obligations hereunder, and has not cured such breach within (i) thirty (30) days after notice of such breach is provided by the non-breaching Party to the Breaching Party, in case such breach is a non-payment of any amount due under this Agreement (which shall be deemed a material breach of a material obligation) and (ii) sixty (60) days (or, if such breach cannot be cured within such sixty (60) day period, if the Breaching Party does not commence and diligently continue actions to cure such breach during such sixty (60) day period) after notice of such breach is provided by the non-breaching Party to the Breaching Party for other cases of breach.  The termination shall become effective at the end of the (x) thirty (30) day period in case the breach is a non-payment of any amount due under this Agreement if the Breaching Party has not cured such breach during such thirty (30) day period, or (y) sixty (60) day period for other cases of breach unless (A) the Breaching Party cures such breach during such sixty (60) day period, or (B) if such breach is not susceptible to cure within such sixty (60) day period, the Breaching Party has commenced and is diligently pursuing a cure (unless such breach, by its nature, is incurable, in which case the Agreement may not be terminated unless the Breaching Party fails use its best commercially reasonable efforts to prevent a similar subsequent breach).  The right of either MetaStat or ASET to terminate this Agreement as provided in this Section 9.2 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous breach or default.

(b)           Either Party may, without prejudice to any other remedies available to it under this Agreement or at law or in equity, terminate this Agreement upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if such other Party consents to the involuntary proceeding or such proceeding is not dismissed within sixty (60) days after the filing thereof.

(c)           Without prejudice to any other remedies available to it under this Agreement or at law or in equity, MetaStat may terminate this Agreement on thirty (30) days written notice to ASET, if ASET, following Launch, discontinues commercial sale of Licensed Product or commercial performance of Licensed Process for a period of three (3) months or more for reasons unrelated to Force Majeure, regulatory or safety issues or manufacturing or product quality issues and subsequently fails to resume sales or commercial performance within thirty (30) days of having been notified in writing of such failure by MetaStat;

(d)           MetaStat will have the right to terminate this Agreement by written notice to ASET in the event ASET or any of its Affiliates or sublicensees commences any legal proceeding seeking to challenge or otherwise dispute the validity or ownership of any of the MetaStat Patent Rights or any of the claims therein, or knowingly assists any Third Party to do any of the foregoing, which termination shall be effective on the date set forth in such notice.

(e)           Upon termination of the Therapeutic License Agreement for any reason, this Agreement, if ASET is not then in breach, shall remain in full force and effect, with the effect that the Licensors shall be substituted in place of MetaStat herein.  ASET hereby acknowledges that in no event shall the Licensors be liable to ASET for any actual or alleged breach of this Agreement by MetaStat, nor shall the Licensors be obligated to accept any provisions herein  that conflict with the rights granted by the Licensors to MetaStat, nor shall the Licensors be obligated to accept provisions hereunder that are inconsistent with any or all of the Licensors’ legal obligations under any other sublicense granted by MetaStat, or by applicable federal, state or local statute or regulations or that violate any or all of the Licensors’ policies.

(f)           This Agreement shall terminate automatically with respect to all MIT Patent Rights in the event that the Therapeutic License Agreement is terminated due to an uncured material breach by MetaStat thereunder.  MetaStat shall provide ASET written notice of any such material breach (with a detailed description thereof) as soon as MetaStat is aware of one.

9.3           Rights Not Affected.  All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties agree that ASET and MetaStat shall retain and may fully exercise all of their respective rights, remedies and elections under the Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy or reorganization case by or against a Party under the Bankruptcy Code, the other Party shall be entitled to all applicable rights under Section 365 (including 365(n)) of the Bankruptcy Code.  Upon rejection of this Agreement by a Party or a trustee in bankruptcy for such Party, pursuant to Section 365(n), the other Party may elect (a) to treat this Agreement as terminated by such rejection or (b) to retain its rights (including any right to enforce any exclusivity provision of this Agreement) to intellectual property (including any embodiment of such intellectual property) under this Agreement and under any agreement supplementary to this Agreement for the duration of this Agreement and any period for which this Agreement could have been extended by such other Party, subject, however, to the continued payment of all amounts owing under this Agreement, all of which amounts shall be deemed to be royalties for purposes of Section 365(n) of the Bankruptcy Code.  Upon written request to the trustee in bankruptcy or bankrupt Party, the trustee or Party, as applicable, shall (i) provide to the other Party any intellectual property (including any embodiment of such intellectual property) held by the trustee or the bankrupt Party and shall provide to the other Party a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property and (ii) not interfere with the rights of the other Party to such intellectual property as provided in this Agreement or any agreement supplementary to this Agreement, including any right to obtain such intellectual property (or such embodiment or duplicates thereof) from a Third Party.

9.4           Effect of Expiration or Termination.

(a)           By MetaStat.  In the event of termination of this Agreement by MetaStat pursuant to Section 9.2, the following shall be applicable:  (i) ASET shall promptly transfer to MetaStat copies of all Data, reports, records and materials in ASET’s possession or Control that relate to Licensed Products and Licensed Processes and return to MetaStat all relevant records and materials in ASET’s possession or Control containing Proprietary Information of MetaStat (provided that ASET may keep one (1) copy of such Proprietary Information of MetaStat for archival purposes solely for the purpose of compliance with this Agreement) and (ii) ASET shall transfer to MetaStat ownership of any regulatory filings made or filed for Licensed Products and Licensed Processes in the Territory by ASET or its designees.  Subject to the payment of all amounts required hereunder, ASET and its Affiliates shall have the right to sell or otherwise dispose of the inventory of any Licensed Products subject to this Agreement on hand at the time of such termination or in process of manufacture; provided, however, that, at MetaStat’s request, ASET shall return to MetaStat any Licensed Products that have not been sold or used within six (6) months following such termination.

(b)           By ASET.  In the event of termination of this Agreement by ASET pursuant to Section 9.2(a) or 9.2(b), MetaStat shall promptly return to ASET all relevant records and materials in MetaStat’s possession or Control containing Proprietary Information of ASET (provided that MetaStat may keep one (1) copy of such Proprietary Information of the terminating Party for archival purposes solely for the purpose of compliance with this Agreement).

(c)           Expiration.  Upon expiration of this Agreement, all rights and licenses granted to ASET hereunder with respect to the MetaStat Intellectual Property shall be deemed fully paid up and shall survive such expiration, and ASET shall be relieved of any obligation to pay MetaStat any royalties or other fees hereunder except those that accrued prior to the date of expiration.

(d)           Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, including all accrued payment obligations arising under Section 4.  In addition to any other provisions of this Agreement that, by their terms continue after the expiration of this Agreement, Sections 1 and 11, Sections 2.3, 5.4, 5.5, 6.1, 6.2 (provided that the nonbreaching Party shall have no obligations, and the breaching Party shall have no rights, under Section 6.2 after any termination of this Agreement by the nonbreaching Party pursuant to Section 9.2(a)), 9.4(a)–(c) (to the extent applicable), and this 9.4(d) shall survive the expiration or termination of this Agreement.  Additionally, the provisions of Sections 8 and 10 shall survive the expiration or termination of this Agreement and shall continue in effect for seven (7) years after the date of expiration or termination.  In addition, any other provisions required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement.  Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination.  Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise.

10.           Indemnification and Insurance

10.1           Indemnity.

(a)           Parties.  For purposes of this Section 10, “MetaStat Indemnified Parties” refers to MetaStat, its Affiliates and the officers, directors, employees, shareholders, agents and successors and assigns of MetaStat and its Affiliates, and “ASET Indemnified Parties” refers to ASET, its Affiliates and officers, directors, employees, shareholders, members, partners, agents and successors and assigns of ASET and its Affiliates.

(b)           Limitations.  In no event shall either Party be liable for or have any obligation to compensate or indemnify the other Party’s Indemnified Parties for any indirect or consequential damages claimed by such other Party other than in connection with their respective indemnification obligations set forth in this Section 10, including the loss of opportunity, loss of use, or loss of revenue or profit, in connection with or arising out of this Agreement or breach thereof.

10.2           ASET Indemnification.  ASET shall defend the MetaStat Indemnified Parties from and against all suits, claims, actions, demands, complaints, lawsuits or other proceedings (collectively, “Claims”), that are brought by a Third Party, and shall indemnify and hold harmless to the fullest extent permitted by Law the MetaStat Indemnified Parties from and against any and all Losses, that arise out of or are attributable to: (a) the development, promotion, marketing, advertising, importation, offer for sale, or sale of Licensed Product of performance of Licensed Process in the Territory by or through ASET or its Affiliates, or any of their respective employees, agents, contractors, representatives or other persons or entities working on their behalf; (b) ASET’s negligence, recklessness or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; or (c) a material breach by ASET of any of its obligations, representations, warranties or covenants under this Agreement; provided, however, that ASET shall not be obligated under this Section 11.2, to the extent it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Claim that the Claim arose out of the negligence or wrongdoing on the part of MetaStat.

10.3           MetaStat Indemnification.  MetaStat shall defend the ASET Indemnified Parties from and against all Claims, in each case that are brought by a Third Party, and shall indemnify and hold harmless to the fullest extent permitted by Law the ASET Indemnified Parties from and against any and all Losses that arise out of such Claims that are attributable to:  (a) MetaStat’s negligence, recklessness or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; or (b) a material breach by MetaStat of any of its obligations, representations, warranties or covenants under this Agreement;; provided, however, that MetaStat shall not be obligated under this Section 10.3, to the extent it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Claim that the Claim arose out of the negligence or wrongdoing on the part of ASET.

10.4           Indemnification Procedure. Each Party shall promptly notify the other Party in writing of any Claim.  Concurrent with the provision of notice pursuant to this section, the Indemnified Party shall provide to the other Party copies of any complaint, summons, praecipe, subpoena or other court filings or correspondence related to such Claim and will give such other information with respect thereto as the other Party shall reasonably request.  The indemnifying Party and Indemnified Party shall meet to discuss how to respond to such Claim.  Failure to provide prompt notice shall not relieve any Party of the duty to defend or indemnify except to the extent such failure materially prejudices the defense of any matter.  Each Party agrees that it will take reasonable steps to minimize the burdens of the litigation on witnesses and on the ongoing business of the Indemnified Parties, including making reasonable accommodations to witnesses’ schedules when possible and seeking appropriate protective orders limiting the duration and/or location of depositions.

10.5           Settlement of Indemnified Claims.  The indemnifying Party under Section 10.2 or 10.3, as applicable, shall have the sole authority to settle any Indemnified Claim without the consent of the other Party; provided, however, that an indemnifying Party shall not, without the written consent of the other Party, as part of any settlement or compromise (a) admit to liability on the part of the other Party; (b) agree to an injunction against the other Party; or (c) settle any matter in a manner that separately apportions fault to the other Party.  The Parties further agree that as part of the settlement of any Indemnified Claim, an indemnifying Party shall obtain a full, complete and unconditional release from the claimant on behalf of the Indemnified Parties.

10.6           Insurance.  Each Party shall obtain and carry in full force and effect commercial general liability insurance, including products/completed operations coverage and errors and omissions liability insurance which shall protect the Parties and their respective Affiliates with respect to events covered by Section 10 hereof.  Such insurance (i) shall be issued by an insurer licensed to practice in the Commonwealth of Massachusetts or an insurer pre-approved by the Parties, such approval not to be unreasonably withheld, (ii) shall list the Parties as an additional insured thereunder, for the commercial general liability policy only, and (iii) shall require thirty (30) days written notice to be given to the Parties prior to any cancellation or material change thereof.  The limits of the commercial general liability insurance shall not be less than $1,000,000 per occurrence with an aggregate of $3,000,000 for bodily injury including death, property damage, and products/completed operations coverage. The limits of the errors and omissions liability insurance shall not be less than $1,000,000 per claim and in the aggregate. ASET shall provide the Parties with certificates of insurance evidencing ongoing compliance with this Section.  ASET shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which ASET or any Affiliate or Sublicensee continues (i) to make, use, or sell a product that was a Licensed Product under this Agreement or (ii) to perform a service that was a Licensed Process under this Agreement, and thereafter for a period of three (3) years, if the coverage is under a claims-made policy.  Notwithstanding anything to the contrary herein, it is expressly agreed and understood that the above provisions shall only apply to ASET commencing December 31, 2015.

11.           Miscellaneous

11.1           Force Majeure.  Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from a Force Majeure event or act, omission or delay in acting by the other Party.  The affected Party shall notify the other Party of such Force Majeure circumstances as soon as reasonably practicable.

11.2           Assignment.  The Agreement and the rights and obligations hereunder may not be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, that:

(a)           MetaStat may assign this Agreement to an Affiliate or in connection with the transfer or sale of its business or all or substantially all of its assets a Third Party or in the event of a merger, consolidation, change in control or similar corporate transaction, without such consent;

(b)           ASET may assign this Agreement to any Affiliate of ASET or in connection with the transfer or sale of ASET’s business or all or substantially all of ASET’s assets as a whole or in the event of a merger, consolidation, change in control or similar corporate transaction with respect to ASET (any of the foregoing, for purposes of this Section 11.2, a “Corporate Transaction”), without such consent; provided, however, that:

(i)           such consent shall be required in connection with the transfer or sale of all or substantially all of ASET’s assets relating to Licensed Product and Licensed Process or the subject matter of this Agreement, except where such transfer or sale would constitute a Corporate Transaction; and

(ii)           such assignment shall not relieve ASET of its responsibilities for performance of its obligations under this Agreement, and further provided that, in the event of any such assignment, any payment due to MetaStat under this Agreement must be received in its full amount by MetaStat in the United States without any withholding or deduction therefrom and any payment made by MetaStat to any such ASET assignee organized in a country outside the United States shall be net of any applicable withholding tax.

This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.  Any assignment not in accordance with this Agreement shall be void.

11.3           Severability.  In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  In such event, the Parties covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

11.4           Notices
. Notices provided hereunder to be given by either Party to the other shall be in writing and shall be sent by fax (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), or delivered by recognized overnight delivery service or sent by government mail service (certified or registered air mail) to the following respective addresses or to such other addresses as the Parties may hereafter communicate to each other in writing:

if to MetaStat to:

MetaStat, Inc.
27 DryDock Avenue, Suite 29,
Boston, MA 02210
Attention:  Chief Executive Officer
Fax No.:  (212) 796-8170

with a copy to:

Fran M. Stoller, Esq.
David J. Levine, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Fax No.:  212-214-0706

if to ASET to:

ASET Therapeutics LLC
1350 Treat Boulevard, Suite 400
Walnut Creek, CA 94597
Attention: David Epstein

with a copy to:

Robert L. Telles, Esq.
Telles, Walker & Kochednderfer, LLP
1350 Treat Blvd, Suite 400
Walnut Creek, CA 94597
Email: rtelles@twklaw.com

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith.  Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered and on the third Business Day following the date of mailing if sent by registered or certified mail.

11.5           Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in all material respects or otherwise are breached.  Accordingly, and notwithstanding anything herein to the contrary, each of the Parties agree that the other Party shall be entitled to seek injunctive relief to prevent breaches of the provisions of this Agreement, and/or to enforce specifically this Agreement and the terms and provisions hereof, in any action instituted in any court or tribunal having jurisdiction over the Parties and the matter, without posting any bond or other security, and that such injunctive relief shall be in addition to any other remedies to which such Party may be entitled, at law or in equity.

11.6           Applicable Law and Venue.  This Agreement shall be governed by the laws of the State of New York.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York State or federal court sitting in the City of New York, County of Manhattan, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive any defense of an inconvenient forum to the maintenance of any such action or proceeding.  The United Nations Convention On Contracts For The International Sale Of Goods shall not apply in any action, suit or proceeding arising out of or relating to this Agreement.

11.7           Entire Agreement.  This Agreement, including the schedules hereto, contains the entire understanding of the Parties with respect to the subject matter of this Agreement.  All express or implied agreements and understandings, either oral or written, made on or before the Effective Date, including any offering letters or term sheets, are expressly superseded by this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties.  The Parties acknowledge that concurrent with the execution of this Agreement, the Parties and the Licensors are also executing that certain Letter Agreement, dated as of November 25, 2014, the terms of which shall be read and incorporated as part of this Agreement, but only with respect to the Parties hereto.

11.8           Independent Contractors.  It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency.  Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, that shall be binding on the other Party, without the prior consent of such other Party.

11.9           Waiver.  The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

11.10           Headings; References; Interpretation.  The captions to the several Articles, Schedules or Sections of this Agreement are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles, Schedules or Sections of this Agreement.  Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context, and vice versa.  The words “including”, “includes” and “such as” are used in their non-limiting sense and have the same meaning as “including without limitation” and “including but not limited to”. Any reference in this Agreement to an Article, Schedule or Section shall, unless otherwise specifically provided, be to an Article, Schedule or Section of this Agreement.  “Herein” means anywhere in this Agreement.  “Hereunder” and “hereto” means under or pursuant to any provision of this Agreement.

11.11           Counterparts.  The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to the Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of the Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

METASTAT, INC.

By:         /s/ Oscar Bronsther M.D.
Name: Oscar Bronsther M.D.

Title: CEO

METASTAT BIOMEDICAL, INC.

By:         /s/Oscar Bronsther M.D.
Name: Oscar Bronsther M.D.

Title: CEO

ASET THERAPEUTICS LLC

By:         /s/David M. Epstein
Name: David M. Epstein

Title: Manager